EXHIBIT 5


AMEREN CORPORATION                                      One Ameren Plaza
                                                        1901 Chouteau Avenue
STEVEN R. SULLIVAN                                      P.O. Box 66149, MC 1300
Senior Vice President                                   St. Louis, MO 63166-6149
Governmental/Regulatory Policy,                         314.554.2098
General Counsel & Secretary                             314.554.4014 fax


February 13, 2004


Ameren Corporation
1901 Chouteau Avenue
St. Louis, Missouri  63103

Ladies and Gentlemen:

I am Senior Vice President Governmental/Regulatory Policy, General Counsel and Secretary of Ameren Corporation, a Missouri corporation (the "Company"). The Company has filed with the Securities and Exchange Commission (the "Commission) a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of 6,000,000 shares of the Company's common stock, $.01 par value (the "Common Stock"), and the preferred share purchase rights (the "Rights") attached thereto (the Common Stock and the Rights herein collectively referred to as the "Shares"), in connection with its DRPlus Dividend Reinvestment and Stock Purchase Plan.

In so acting, I have reviewed originals (or copies certified or otherwise identified to my satisfaction) of the Registration Statement (including the exhibits thereto), the Restated Articles of Incorporation and By-laws of the Company as in effect on the date hereof, corporate and other documents, records and papers and certificates of public officials. I am a member of the Bar of the State of Missouri and, for purposes of this opinion, do not hold myself out as an expert of the laws of any jurisdiction other than the State of Missouri.

On the basis of such review and assuming that (i) the applicable provisions of the Securities Act and the securities or "blue sky" laws of various states shall have been complied with, (ii) appropriate resolutions have been adopted by the Board of Directors of the Company (or a duly appointed committee or representative thereof), (iii) the Shares have been issued and delivered upon the terms specified in such resolutions and in any required orders of the Commission or other applicable regulatory approvals and (iv) the Rights shall have been issued in accordance with the terms of the Rights Agreement, dated as of October 9, 1998 ("Rights Agreement"), between the Company and the EquiServe Trust Company, N.A., as Rights Agent, I am of the opinion that when the Common Stock has been issued and delivered on the terms and conditions set forth in the Registration Statement, and for the consideration contemplated by the Registration Statement, the Common Stock will be duly authorized, validly issued, fully paid and nonassessable and the Rights will have been validly issued.

The opinion set forth above with respect to the Rights is limited to the valid issuance of the Rights under the corporation laws of the State of Missouri. In this connection, I have not been asked to express, and accordingly do not express, any opinion herein with respect to any other aspect of the Rights, the effect of any equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability of any particular provision of the Rights Agreement.


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I hereby consent to the filing of this opinion as an exhibit to the Registration
Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Steven R. Sullivan

Steven R. Sullivan

Senior Vice President Governmental/Regulatory Policy,
General Counsel and Secretary